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                                                                   Exhibit 99(a)

[logo]Cliffs                             NEWS RELEASE
------------                             NEWS RELEASE
                                         NEWS RELEASE

                                         RELEASE DATE  8/1/99

                                         CONTACT       David L. Gardner
                                                       Director-Public Relations

                                         TELEPHONE     216/694-5407



         CLEVELAND, OH --- Cleveland-Cliffs Inc (NYSE-CLF) announced today that tentative contract settlements have been reached with the United Steelworkers Union, representing hourly employees at three iron ore mines in Minnesota and Michigan, managed by Cliffs subsidiaries.

         Contracts at Hibbing Taconite in northern Minnesota and Empire and Tilden Mines in the Upper Peninsula of Michigan were set to expire on August 1. Approximately 2,500 employees are covered by the contracts.

         Company officials said no details of the settlements would be released publicly until union members have ratified the contracts. The company did say, however, that the economic provisions of the contracts are in line with patterns established in earlier steel industry agreements. The company and union have signed a contract extension agreement to permit adequate time for the ratification process.

         John Brinzo, Cliffs' president and chief executive officer, said, "We are pleased that a settlement has been reached. I am hopeful these contracts usher in a new era of labor/management cooperation that will allow our mines to significantly improve their positions in today's highly competitive marketplace."




Cleveland-Cliffs Inc, 18th Floor 1100 Superior Avenue, Cleveland, Ohio
44114-2589
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         Cleveland-Cliffs is the largest supplier of iron ore products to the
North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States, is a substantial iron ore merchant and is beginning production of hot briquetted iron at a joint venture plant in Trinidad and Tobago.



         CONTACTS:    Cleveland-Cliffs Inc
                      Media: David L. Gardner, 216/694-5407
                      Financial Community: Fred B. Rice, 800/214-0739 or
                      216/694-5459



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